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                                                                    EXHIBIT 10.7
                                   SUBLEASE
                                  (Suite 540)

     This Sublease is entered into this 27th day of April, 1998, between SOUTHERN PACIFIC FUNDING CORPORATION ("Sublessor") and DIGIMARC CORPORATION ("Sublessee").

     Sublessor is the tenant under a Lease from Property Reserves, Inc. ("Landlord"), dated November 29, 1995 (the "Lease"), a copy of which is attached hereto as Exhibit A. The Lease covers Suite 540 and 550 in the building located at One Centerpointe Drive, Lake Oswego, Oregon.

     Sublessee wishes to sublease from Sublessor Suite 540, but not Suite 550.

     NOW, THEREFORE, Sublessor hereby subleases Suite 540 described in the attached Exhibit B (the "Premises"), an area of approximately 942 sq. ft., and Sublessee agrees to sublease the Premises from Sublessor on the following terms:

     1. Term. The term of this Sublease shall commence on May 2, 1998, and shall continue through and including October 31, 2000.

     2.   Rent.

          2.1 Base Rent. Sublessee shall pay directly to Landlord base rent in the sum of $1,600.00 per month on the first day of each month of the sublease term. Base rent shall be escalated at the same time and in the same amount per square foot as the base rent paid by Sublessor to the Landlord under any escalation clause or expense pass-through clause of the Lease.

          2.2 Additional Rent. Sublessee shall pay directly to Landlord all additional rent required under the Lease pertaining to the Premises, including without limitation any Estimated Operating Expense Adjustments. The parties agree that "Tenants Proportionate Share" as defined in the Lease is 1.0 percent for the Premises. Any refund of Estimated Operating Expense Adjustment payments for calendar year 1998 shall be prorated between Sublessor and Sublessee.

     3. Sublease Consideration. Sublessee shall pay the sum of $1,600.00 as sublease consideration. Sublessor may apply the sublease consideration to pay the cost of performing any obligation which Sublessee fails to perform within the time required by this Sublease, but such application by Sublessor shall not be the exclusive remedy for Sublessee's default. If the sublease consideration is applied by Sublessor, Sublessee shall on demand pay the sum necessary to replenish the sublease consideration to its original amount. To the extent not applied by Sublessor to cure defaults by Sublessee, the sublease consideration shall be applied against the rent payable for the last month of the sublease term. The sublease consideration shall not be refundable. This sublease does not include an assignment by Sublessor to Sublessee of Sublessor's rights in the security deposit required under the Lease.

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     4.   Obligations of Sublessee.  Sublessee shall perform all of the obligations of the tenant under the Lease as if Sublessee were the tenant under the Lease and Sublessor was the landlord under the Lease. The terms of the Lease are hereby expressly incorporated as part of this Sublease. In the event Sublessee fails to comply with such terms, or the terms of this Sublease, Sublessor shall be entitled to have all of the remedies granted to Landlord in the Lease, together with any other rights Sublessor might otherwise have. All provisions in the Lease dealing with indemnity and liability between Landlord and the tenant under the Lease shall be applicable as between both Sublessor and Sublessee and Landlord and Sublessee. Sublessee shall name both Sublessor and Landlord and Landlord's managing agent under the Lease as named insureds in the insurance policies it is required to obtain hereunder.

     5. Representations of Sublessor. Sublessor represents and warrants that the Lease is in good standing and that Sublessor has, to the best of its knowledge, complied with all of its obligations thereunder through the date hereof. Sublessor represents and warrants that there is currently no default under the Lease and no factual situation that, but for the passage of time, would become a default. Sublessor shall pay to the Landlord under the Lease all base rent, additional rent, and other amounts required to be paid by the tenant under the Lease which pertain to Suite 550. Sublessor shall not be obligated to perform, nor does it guarantee the performance of, Landlord's duties under the Lease. In the event of any default of Landlord, Sublessee shall send any required notices to Landlord with a copy to Sublessor. Sublessee agrees that Sublessor's only obligation in such event will be to join with Sublessee, at Sublessee's expense, in making demand on Landlord to fulfill its obligations under the Lease. In no event shall Sublessee be allowed any abatement or diminution of rent under this sublease because of Landlord's failure to perform any of its obligations under the Lease, unless under the terms of the Lease the tenant would likewise be allowed an abatement or diminution of rent under the Lease.

     6. Condition of the Premises. Sublessor shall clean the carpeting and do "spot" painting within the Premises as necessary so that the Premises are in "like new" condition after the painting. In all other respects, the Premises are leased as is, in the condition now existing, with no additional work to be performed by Sublessor or Landlord.

     7. Notices. With respect to notices between Sublessor and Sublessee, the addresses for notice shall be the addresses stated in this Sublease.

     8. Waiver of Subrogation. Neither Sublessor, Sublessee nor the Landlord under the Lease (nor Landlord's managing agent) shall have any claim against the other for any loss or damage of a type which is coverable by fire and extended coverage insurance, including water damage or sprinkler leakage, regardless of negligence.

     9. Renewal Option. Sublessee shall have no right to exercise the renewal option provided in Section 3.02 of Addendum A to the Lease unless prior to or simultaneously with exercising such option Sublessee obtains the complete release from Landlord of Sublessor or all further obligations under the Lease.

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     10.  Early Termination Option.  In the event Sublessee elects to terminate the Lease pursuant to the early termination option in Section 3.04 of Addendum A, Sublessee shall be solely responsible for payment of all unamortized costs of tenant improvements, unamortized costs of commissions, and one month's rental for each remaining year on the Lease, all as specified in said Section 3.04.

     11. Cross-Default. Sublessor and Sublessee are simultaneously entering into a sublease of Suite 500 and a sub-sublease of Suite 570. Any default by Sublessee under such sublease or sub-sublease shall also constitute a default under this sublease and Sublessor shall be entitled to enforce all remedies stated herein.

     12. Parking. Sublessee shall be entitled to use 19% of the parking spaces provided under the Lease.

     13. Additional Provisions. This Sublease incorporates the terms and conditions contained in the following Exhibits:

                       Exhibit A - The Lease
                       Exhibit B - Description of the Premises

     IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first above written.

SUBLESSOR:                                 SOUTHERN PACIFIC FUNDING CORPORATION
Address for notices:

4949 Meadows Road, Suite 600               By:     /s/ Dave Shaffer
Lake Oswego, Oregon  97035                 Title:  VP Facilities

SUBLESSEE:                                 DIGIMARC CORPORATION
Address for notices:

One Centerpointe, Suite 500                By:     /s/ Kathy Brogdon
Lake Oswego, Oregon  97035                 Title:  VP Finance

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